UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Nabors Industries Ltd.
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Important Information for Shareholders Regarding Our Proposed Equity Incentive Plan

May 28, 2013

In reviewing the ISS recommendation on Proposal 4, Adoption of 2013 Stock Plan (the “Plan”), we would like you to consider the following.

ISS recommends shareholders vote against the Plan, despite the fact that it passes all elements of ISS’s Shareholder Value Test (“SVT”), their primary criterion for analyzing equity plans.

According to the ISS report:

•                  The plan prohibits repricing without shareholder approval (page 13)

•                  Nabors’ three-year average adjusted burn rate for equity awards is 0.78% of outstanding shares, significantly below ISS’s maximum burn rate of 4.57% (Page 17)

•                  The “cost” of the Plan under the SVT is 4.87% of Nabors’ market capitalization, less than the maximum allowable cost of 5% of market capitalization. (Page 18)

•                  In addition, while not an element of the SVT, page 17 of the report contains the following chart demonstrating that Nabors’ equity incentive program is extremely reasonable, particularly when compared to the practices of other companies in its four-digit GICS Group (1010 — Energy):

	Total Potential Dilution (fully diluted shares outstanding)	Three-year average burn rate	Grants to CEO (last FY)	Grants to named officers (last FY)
Nabors Industries Ltd.	9.03%	0.78%	0.00%	0.56%
GICS median	7.00%	1.67%	10.45%	27.34%
GICS average	3.91%	2.34%	14.91%	35.13%
GICS 75th percentile	10.24%	2.44%	20.56%	52.16%

Rather than follow their own SVT analysis, however, ISS recommends against the Plan because of past payments in the form of stock made to our CEO in connection with the termination of his old employment agreement.  As detailed in our proxy statement, and welcomed by ISS, that termination and negotiation of a new agreement was in the best interests of the shareholders by eliminating the Company’s liability for potentially significant future payments under his prior employment agreement.

Despite the fact that the criticized payments represented a negotiated settlement of potential claims under a contract, and that ISS found “the CEO’s new agreement embodies reasonable pay opportunities and performance-based elements that would align with shareholders’ interests”, ISS concluded in that same paragraph that the past payment:

…counters the pay for performance philosophy. The equity plan serves [sic] a vehicle to deliver future stock awards to the CEO and may perpetuate a problematic pay practice. Therefore, support is not warranted for this proposal. (Page 14) [Emphasis added]

The Plan can not “perpetuate a problematic pay practice” since all stock awards in connection with the termination and renegotiation were already made under the Company’s 2003 stock plan, which expires prior to the 2013 annual meeting.  Accordingly, approval of the 2013 Stock Plan would have no impact on those payments.  There are no equity awards needed from the 2013 Stock Plan to implement the renegotiation.  What the Plan would do is permit the Company to grant performance-based equity awards in the future, which ISS and shareholders have emphasized.

In addition to requiring all incentive pay to executives to be in cash going forward, rather than prevent the perpetuation of a problematic pay practice, the ISS recommendation would impair the Company’s ability to incentivize the 1,000+ operational, technical and support function management personnel who receive equity awards as part of their compensation packages.  Far from helping align management’s interests with those of shareholders, the Company would have to offer only cash incentives. Depriving the Company of the ability to make equity awards to these employees—as well as any executives—would be fundamentally against the shareholders’ interest and place the Company at a severe competitive disadvantage in the marketplace.

The only equity plan available to incentivize employees expires before the annual meeting. The only portion of the 2013 Stock Plan that relates to our CEO is pursuant to his new contract and is based upon the Company’s relative performance in three-year average total shareholder return compared to 15 peer companies and other performance-based factors. As noted above, ISS found the new contract was performance-based and aligned the CEO’s interests with those of the shareholders.

The wholly independent Compensation Committee, which includes directors who have joined the board in the past few years, has favorably resolved legacy compensation issues to the benefit of our shareholders.  More importantly, it has developed a best-in-class plan designed to incentivize and reward the Company’s personnel.

For the reasons set forth above, we believe that the ISS recommendation on the Plan is flawed and, if followed, could harm the interests of the shareholders by eliminating the ability of the Company to use equity incentives designed to drive shareholder value.